Exhibit 99.1

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                        The Wilber Corporation Announces
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                         Retirement of President and CEO
                              FOR IMMEDIATE RELEASE



DATE:    September 27, 2005
FROM:    Brian Wright, Chairman of the Board
PHONE:   607-433-4148

Oneonta, New York, September 26, 2005 -- The Board of Directors of The Wilber Corporation ("Company") announced the retirement of Alfred S. Whittet as President and Chief Executive Officer of the Company and its subsidiary, Wilber National Bank ("Bank"), effective January 2, 2006. He will remain on the Board of Directors of both the Bank and the Company, serving as Vice Chairman of each.

Douglas C. Gulotty, current President and Chief Operating Officer of the Bank and the Company's Executive Vice President and Secretary, was named President and Chief Executive Officer of both the Company and the Bank. He will assume Mr. Whittet's responsibilities upon his retirement.

Mr. Whittet retires following a 33-year career with Wilber National Bank. He joined the Bank as Assistant Vice President in 1972. In 1973, he was promoted to Vice President of the Loan Division and was promoted to Executive Vice President in 1976. In 1986, Mr. Whittet was named President and Chief Operating Officer of the Bank and named to its Board of Directors. In 1998, he was named President and CEO of both the Bank and the Company. In accordance with the Company's succession plan, on January 1, 2005, Mr. Whittet turned over his duties as President of the Bank to Mr. Gulotty, continuing to serve as its Chief Executive Officer, and also assumed the position as the Bank's Vice-Chairman. In addition, he continued as President and Chief Executive Officer of the Company.

Since Mr. Whittet joined the Bank, it has grown from four branch offices with a total asset size of $49 million to 20 full-service branches plus two loan production offices and $755 million in total assets. The Company registered with the Securities and Exchange Commission ("SEC") and became listed on the American Stock Exchange under the symbol GIW in 2004.

In addition to his responsibilities at Wilber National Bank, Mr. Whittet is a past member and past chairman of the Board of Directors of A.O. Fox Memorial Hospital and the Oneonta Family YMCA; past chairman of the New York Bankers Association's Group Creditors and Employee Trusts; past member of the Board of

Trustees Life Insurance Company and Circuit Agency, Inc.; and past member of the American Bankers Association Community Bankers Council.

Mr. Whittet is currently chairman of the New York Business Development Corporation Regional Loan and Advisory Committee; member of the New York State Bankers Association Retirement System Board of Trustees; chairman of the Oneonta Family YMCA Board of Trustees, as well as chair of the Hartwick College Citizens Board Executive Council and Honorary Chair for the 2005 Campaign of the United Way of Delaware and Otsego Counties, Inc.

Mr. Gulotty is a graduate of the State University of New Yor,k at Oneonta with a B.S. degree in political science and economics, graduating Magna Cum Laude. He is also a 1995 graduate of the Stonier Graduate School of Banking at the University of Delaware, graduating Cum Laude. He began his career in financial services with Wilber National Bank as a management trainee in 1985. In 1993, he was promoted to Vice President of retail banking and in 1998, to Senior Vice President of Customer Delivery. In 2000, Mr. Gulotty was appointed Executive Vice President of the Bank. He was named President and Chief Operating Officer of the Bank in 2005.

Mr. Gulotty serves as a trustee of the New York State Bankers' Service Corporation Board, is a trustee on the Schenevus Central School District School Board, and is a member of the Board of Directors of the Oneonta Family YMCA. He is the past chairman of the Otsego County Chamber of Commerce.

The Company is a single bank holding company, which through Wilber National Bank, its subsidiaries, and affiliates, offers a full range of banking, trust, financial planning, investment, and insurance services. Wilber National Bank was chartered in 1874 and has 20 branches located in Otsego, Delaware, Schoharie, Ulster, Chenango and Broome counties and two loan production offices in Kingston, New York and Syracuse, New York. The Company has total assets of approximately $755 million.


NOTE: This press release may contain certain statements which are historical facts or which concern the Company's future operations or economic performance and which are to be considered forward-looking statements. Any such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that all forward-looking statements involve risk and uncertainties, and that actual results may differ from those indicated in the forward-looking statements as a result of various factors, such as changing economic and competitive conditions and other risk and uncertainties. In addition, any statements in this news release regarding historical stock price performance are not indicative of or guarantees of future price performance.

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